SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2006

Cox Radio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12187	58-1620022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6205 Peachtree Dunwoody Road Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

(678) 645-0000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Facility.

The information included pursuant to Item 2.03 of this report is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Facility.

As of July 26, 2006, in connection with our entry into the new revolving credit facility described in Item 2.03 hereof, Cox Radio, Inc. terminated its existing five-year $500 million revolving credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 26, 2006, Cox Radio, Inc. entered into a new senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, Lehman Brothers Inc. and Citibank, N.A., as Syndication Agents, and the other agents and lenders party thereto, pursuant to which the lenders have agreed to provide Cox Radio with up to $600 million in total borrowing capacity. On July 26, 2006, Cox Radio borrowed $420 million under the new credit facility, of which $410 million was used to repay amounts outstanding under its current five-year $500 million revolving credit facility. The lending commitments under the new credit facility are scheduled to terminate on July 26, 2011.

Borrowings under the new credit facility will bear interest at a rate selected by Cox Radio from three alternatives. The interest rate may be based on the London Interbank Offered Rate (LIBOR), the Federal funds rate or an alternate base rate. The alternate base rate will be based on the greater of the prime rate or the Federal funds rate plus 0.50%. In each case, the applicable interest rate will be increased by a margin imposed by the credit facility. The applicable margin for any date will depend upon Cox Radio’s corporate credit ratings. The credit facility also establishes a mechanism under which individual lenders with commitments under the credit facility may make discretionary loans in lieu of loans committed under the credit facility at rates agreed upon from time to time with Cox Radio.

Cox Radio will pay a commitment fee on the unused portion of the total amount available under its credit facility based on Cox Radio’s corporate credit ratings.

The credit facility requires Cox Radio to maintain a ratio of debt to pro forma operating cash flow of not more than 5.0 to 1.0 and a ratio of operating cash flow to consolidated interest expense of not less than 2.0 to 1.0. Compliance with the interest coverage ratio will not be required if Cox Radio achieves certain corporate credit ratings. Additionally, the credit facility contains customary affirmative and negative covenants concerning the conduct of Cox Radio’s business operations, such as limitations on the granting of liens, mergers, consolidations and dispositions of assets, restricted payments, investments in unrestricted subsidiaries and transactions with affiliates. Subject to certain exceptions, Cox Radio will not be permitted to pay or declare any dividend or redeem or acquire any of its stock in excess of a specified amount unless its ratio of debt to pro forma operating cash flow would not exceed a specified level after taking into account the dividend, redemption or acquisition.

The credit facility also contains customary events of default, including, but not limited to, failure to pay principal or interest, failure to pay or acceleration of other material debt, misrepresentation or breach of warranty, violation of certain covenants and change of control. Upon the occurrence of an event of default under the credit facility, Cox Radio’s obligations under the credit facility may be accelerated and the lending commitments under the credit facility terminated.

The description of Cox Radio’s new revolving credit facility set forth in this Item 2.03 is qualified in its entirety by reference to the full text of the credit facility filed with this report as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit:

10.1	Credit Agreement, dated as of July 26, 2006, by and among Cox Radio, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, Lehman Brothers Inc. and Citibank, N.A., as Syndication Agents, Wachovia Capital Markets, LLC and Bank of Tokyo-Mitsubishi UFJ Trust Company, as Documentation Agents and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX RADIO, INC.

Date: July 31, 2006	By:	/s/ Neil O. Johnston
	Name:	Neil O. Johnston
	Title:	Vice President and Chief Financial Officer